Exhibit 10.9

LONG TERM INCENTIVE BONUS AGREEMENT

THIS LONG TERM INCENTIVE BONUS AGREEMENT (“Agreement”) is made and entered into as of the ___ day of ________, ______ by and between INFRASTRUX GROUP, INC, (the “Company”) and _________ (“Participant”).

RECITALS

Participant is employed by the Company, Parent, or a Subsidiary and is a valued employee key to the long-term growth and profitability of the Company and its affiliates. The Company desires to grant, and Participant desires to be granted, a right to receive a Bonus Award pursuant to the terms of the InfrastruX Group, Inc. 2007 Equity Incentive Plan (the “Plan”) as provided below. The parties hereto wish to enter into certain understandings and agreements regarding their respective rights with respect to said bonus compensation on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, the parties hereto agree as follows:

1.    Grant of Bonus and Vesting. The Company hereby grants to Participant the right to receive $ __________ as a “Bonus Award” subject to the terms of this Agreement and the Plan. Participant’s right to the Bonus Award will vest and no longer be subject to forfeiture provided that Participant has not incurred a Termination of Service prior to the earlier of:

A.	May 8, 2011;

B.	A Change in Control;

C.	An IPO;

D.	If prior to May 8, 2008, the date the Cumulative Proceeds equal or exceed 1.5 times the Investment;

E.	If on or after May 8, 2008 and prior to May 8, 2009, the date the Cumulative Proceeds equal or exceed 1.75 times the Investment;

F.	If on or after May 8, 2009 and prior to May 8, 2010 the date the Cumulative Proceeds equal or exceed 2 times the Investment.

If Participant incurs a Termination of Service prior to vesting, he/she shall forfeit the Bonus Award and the Company shall have no obligation to pay the Bonus Award to the Participant.

2.    Payment. The Bonus Award shall be payable in a lump sum within sixty days after vesting, but not later than the March 15 of the year following the year in which such vesting occurs. Payment of the Bonus Award shall be less any applicable income and employment taxes or other required withholdings.

3.    Restriction on Transfer. Participant agrees that, the Bonus Award, nor any interest therein or part thereof may be sold, hypothecated, alienated or otherwise transferred by Participant except by his last will and testament, or by the laws of descent and distribution.

4.    Tax Consequences. The Participant shall be solely liable for any and all taxes or levies which may result from the grant, vesting and receipt of Bonus Award, hereunder. The Company shall make all applicable withholdings from all sums payable hereunder.

5.    No Implied Rights. The rights and privileges conferred on Participant are limited to those which are expressly stated in this Agreement, and no other rights or privileges shall be implied.

6.    Agreement not an Employment Agreement. Nothing herein shall be construed to constitute or be evidence of an agreement or understanding, express or implied, on the part of Company, Parent, a Subsidiary or JV to employ or retain Participant as an employee for any specific period of time. Each of the parties hereto understands that Participant’s employment is at-will.

7.    Applicable Law. The validity, construction, and all rights granted under this Agreement shall be governed by the laws of the State of Washington.

8.    Invalidity of Any Provision. Should any provision of this Agreement be or become void, illegal or unenforceable, the remaining provisions of this Agreement shall continue to be fully effective.

9.    Entire Understanding. This Agreement embodies the entire understanding and agreement of the parties hereto in relation to the subject matter hereof, and no promise, condition, representation or warranty not expressly set forth herein shall bind any party hereto. This Agreement is intended to and shall supersede all prior agreements among the parties that relate to the subject matter hereof. None of the terms or conditions of this Agreement may be changed, modified, waived or canceled except by a writing signed by all the parties hereto, specifying such change, modification, waiver or cancellation.

10.    Successors and Assigns. Except as otherwise specifically provided herein, this Agreement shall be binding upon and inure to the benefit of the parties hereto, their respective permitted successors and assigns.

11.    Effect of this Agreement. The entering into of this Agreement shall not affect any other compensation or incentive plans in effect for the Company, Parent, a Subsidiary or JV. Nothing in this Agreement shall be construed to limit the right of the Company, Parent, a Subsidiary or JV to establish any other forms of incentives or compensation for employees or consultants of the Company.

12.    Execution. This Agreement may be executed in counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same.

13.    Subject to Agreement and Plan. This Bonus Award is granted under and governed by the terms and conditions of the Plan. Participant acknowledges and agrees that the

Plan has been introduced voluntarily by the Company and in accordance with its terms it may be amended, cancelled, or terminated by the Company, in its sole discretion, at any time. The grant of the Bonus Award under the Plan is a one-time benefit and does not create any contractual or other right to receive future bonus awards, or benefits in lieu of bonus awards in the future. Future bonus awards, if any, will be at the sole discretion of the Company, including, but not limited to, the timing of the award and vesting provisions. By execution of this Agreement, Participant hereby consents to the provisions of the Plan, and this Agreement. Defined terms used herein shall have the meaning set forth in the Plan, unless otherwise defined herein.

IN WITNESS WHEREOF, the parties hereto have executed this Long Term Incentive Bonus Agreement as of the date set forth above.

INFRASTRUX GROUP, INC.	PARTICIPANT:

By:

Name: Michael T. Lennon	Address:

Title: President & CEO

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